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                                                                  EXHIBIT 23.10

                       WILLAMETTE MANAGEMENT ASSOCIATES

                    8600 WEST BRYN MAWR AVENUE, SUITE 950-N
                         CHICAGO, ILLINOIS 60631-3505
                       773-399-4300 / (FAX) 773-399-4310

As independent appraisers, we hereby consent to the reference of our valuation study, which was rendered to Quanta Services, Inc. to assist the Company in determining the discount to be applied to the Common Stock issued in connection with the Acquisitions and the Limited Vote Common Stock, and to the use of our name as experts regarding that valuation study in the "Experts" section of the Registration Statement.

/s/ Willamette Management Associates, Inc.

Willamette Management Associates, Inc.
December 19, 1997




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